EXHIBIT 4.2

DEMAND PROMISSORY NOTE

US$50,000

In consideration of receiving a loan of US$50,000.00, the undersigned, ECP VENTURES INC., of 699B Sierra Rose Drive, Reno, Nevada, USA, 89511, does hereby PROMISE TO PAY to LCC VENTURE CORP, of 8908 Fraserwood Court, Unit 10, Burnaby, British Columbia, Canada, V5J 5H7, the sum of US$50,000 without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, the 15th day of April, 2002.
/s/ Signature of Witness	/s/ "James W. McLeod" James W. McLeod, Director ECP VENTURES INC.